UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2013

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

In April 2012, Cyberonics, Inc. (the “Company”) filed a complaint in the United States District Court for the Southern District of Texas (12-cv-1118) against Dr. Jacob Zabara in response to a letter from Dr. Zabara alleging that he is entitled to royalties on products that incorporate his patents licensed to the Company under a 1988 license agreement, even if the patents have expired.  The complaint sought a declaratory judgment that Dr. Zabara is not entitled to royalties for expired patents and not entitled to royalties at all unless a Company device includes an invention claimed in an unexpired, licensed patent.  Dr. Zabara answered the complaint and filed counterclaims seeking a declaratory judgment that he is entitled to an ongoing royalty, that the Company breached the license agreement by failing to pay at least a minimum royalty and by failing to pay a royalty on its tunneling tool, and that the Company failed to use its “best efforts to develop and market a Product or Products” as required by the license agreement.

On May 3, 2013, the district court ruled (i) that the Company breached the license agreement by failing to pay the $9,000-per-quarter minimum royalty since July 2011, (ii) that the license agreement requires the Company to use its “best efforts to develop and market a Product or Products” regarding each of the licensed patents, and (iii) that a trial will be required to determine whether the Company used its “best efforts” as required by the license agreement.

On May 20, 2013, Dr. Zabara, for the first time, claimed to be entitled to damages of approximately $613,000 for unpaid royalties on the tunneling tool and damages of at least $200 million, representing royalties he claims would have been earned had the Company used “best efforts to develop and market a Product or Products” for the licensed patents not embodied in the Company’s epilepsy products.

Trial in the matter is set to commence on June 10, 2013.  The Company will continue to defend this matter vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
May 28, 2013